As filed with the Securities and Exchange Commission on March 10, 2016

Registration No. 333-126743; 333-140066; 333- 153672; 333-162222; 333-169766; 333-177008; 333-185339; 333-191646; 333-201477

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-126743

Form S-8 Registration Statement No. 333-140066

Form S-8 Registration Statement No. 333-153672

Form S-8 Registration Statement No. 333-162222

Form S-8 Registration Statement No. 333-169766

Form S-8 Registration Statement No. 333-177008

Form S-8 Registration Statement No. 333-185339

Form S-8 Registration Statement No. 333-191646

Form S-8 Registration Statement No. 333-201477

UNDER THE Securities Act of 1933

DIAMOND FOODS, LLC

(successor in interest to Diamond Foods, Inc.)

Delaware	20-2556965
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 Montgomery Street, 13th Floor
San Francisco, California 94111

(Address of Principal Executive Offices) (Zip Code)

2005 Equity Incentive Plan

2005 Employee Stock Purchase Plan

2015 Equity Incentive Plan

(Full Title of the Plan)

Rick D. Puckett
Executive Vice President, Chief Financial Officer,
and Chief Administrative Officer
Snyder’s-Lance, Inc.
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277

(Name and Address of Agent For Service)

(704) 554-1421

(Telephone Number, including area code, of agent for service)

Copies to:

Kevin T. Collins, Esq.

Martin C. Glass, Esq.

Jason M. Casella, Esq.

Jenner & Block LLP

919 Third Avenue

New York, New York 10022

(212) 891-1600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Diamond Foods, Inc. (the “Company”) filed on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-126743 registering 2,500,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company under the Diamond Foods, Inc. 2005 Equity Incentive Award Plan and 400,000 shares of Common Stock under the Diamond Foods, Inc. 2005 Employee Stock Purchase Plan;

2.	Registration Statement No. 333-140066 registering 470,343 shares of Common Stock under the Diamond Foods, Inc. 2005 Employee Stock Purchase Plan;

3.	Registration Statement No. 333-153672 registering 641,921 shares of Common Stock under the Diamond Foods, Inc. 2005 Equity Incentive Award Plan;

4.	Registration Statement No. 333-162222 registering 331,065 shares of Common Stock under the Diamond Foods, Inc. 2005 Equity Incentive Award Plan;

5.	Registration Statement No. 333-169766 registering 437,763 shares of Common Stock under the Diamond Foods, Inc. 2005 Equity Incentive Award Plan;

6.	Registration Statement No. 333-177008 registering 440,892 shares of Common Stock under the Diamond Foods, Inc. 2005 Equity Incentive Award Plan;

7.	Registration Statement No. 333-185339 registering 442,285 shares of Common Stock under the Diamond Foods, Inc. 2005 Equity Incentive Award Plan;

8.	Registration Statement No. 333-191646 registering 447,528 shares of Common Stock under the Diamond Foods, Inc. 2005 Equity Incentive Award Plan; and

9.	Registration Statement No. 333-201477 registering 1,000,000 shares of Common Stock under the Diamond Foods, Inc. 2015 Equity Incentive Award Plan.

Effective February 29, 2016, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2015, by and among the Company, Snyder’s-Lance (“Snyder’s-Lance”) and Shark Acquisition Sub I, Inc. a Delaware corporation and a wholly-owned subsidiary of Snyder’s-Lance (“Merger Sub I”) and Shark Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Snyder’s-Lance (“Merger Sub II”), Merger Sub I merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Snyder’s-Lance and then such surviving entity merged with and into Merger Sub II (the “Second Merger”, and collectively with the First Merger, the “Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Snyder’s-Lance.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to deregister all of such securities of the Company registered under the Registration Statements that remained unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 10th day of March, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Diamond Foods, LLC
(successor in interest to Diamond Foods, Inc.)

By:	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President and Chief Financial Officer